Exhibit 10.36

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (the “Amendment”) is effective as of April 10, 2003, by and between Xcyte Therapies, Inc., a Delaware corporation (the “Company”) and Genetics Institute, L.L.C. (formerly Genetics Institute, Inc.) (“GI).

RECITALS

WHEREAS, the Company and GI wish to amend the License Agreement dated June 24, 1998 by and between the Company and Wyeth (the “Original Agreement”) in order to clarify the intentions of the parties as to the Field of use.

WHEREAS, the definition of “Field” in section 2.5 of the Agreement currently reads as follows: “Field” means ex vivo activation or expansion of human T-cells (including T-cells modified through gene transfer (except as indicated below) or otherwise) for treatment and/or prevention of infectious diseases (including, without limitation, AIDS), cancer and immunodeficiency states. It is understood and agreed that the Field shall not include activation or expansion of T-cells modified through gene transfer to specifically modify the T-cells to produce secreted or cell-surface membrane-bound proteins not normally expressed in significant levels by such T-cells, unless the cell-surface membrane-bound proteins bind the T-cell to specific target cells.”

WHEREAS, the parties wish to amend the definition of the “Field” to clarify the Company’s ability to practice gene therapy as intended under the Original Agreement (using T cells as therapeutic agents to treat cancer, infectious diseases and immunodeficiency states) while retaining GI’s ability to use the technology for gene replacement therapy, including replacement of factor VIII, factor IX and insulin.

All terms not otherwise defined herein shall have the same meaning as set forth in the Original Agreement.

NOW THEREFORE, the parties hereby agree as follows:

AGREEMENT

1.    Section 2.5 of the Original Agreement is hereby amended and restated as follows (changed language is in bold for effect only):

“Field” means ex vivo activation or expansion of human T-cells (including T-cells modified through gene transfer (except as indicated below) or otherwise) for treatment and/or prevention of infectious diseases (including, without limitation, AIDS), cancer and immunodeficiency states. It is understood and agreed that the Field shall not include activation or expansion of T-cells modified through gene transfer to specifically modify the T-cells to produce secreted or cell-surface membrane-bound proteins not normally expressed in significant levels by such T-cells, unless the proteins directly enable the selection, or directly modify or preserve the function, of the T cells.

2.    All other terms and conditions of the Original Agreement shall remain unchanged and in full force and effect.

The parties have executed this Amendment No. 1 to the License Agreement as of the date first above written.

XCYTE THERAPIES, INC.

By:	/s/ RONALD JAY BERENSON

Name:	Ronald Jay Berenson, MD

(print)

Title:	President and CEO

Address:	1124 Columbia Street, Suite 130

Seattle, WA 98033

Genetics Institute, L.L.C.

By:	/s/ RONALD W. ALICE

Name:	Ronald W. Alice

(print)

Title:	Vice President

Address:	150 A-3 North Radmor-Chaster Rd.

St. Davids, PA 19087